Exhibit 99.2
MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

MakeMusic Inc
Moderator: Jeff Koch
March 2, 2011
3:30 p.m. CT

Operator:	Good afternoon, my name is Nickia and I will be your conference operator today. At this time, I would like to welcome everyone to the MakeMusic 2010 annual earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you. Mr. Koch, you may begin your conference.

Jeff Koch:	Thank you. Good afternoon everyone. I’m Jeff Koch the interim Chief Executive Officer of MakeMusic, and thank you for joining MakeMusic’s conference call for the fourth quarter and year ending December 31, 2010. With me today is Karen VanDerBosch, our Chief Financial Officer. The agenda for this conference is as follows. Karen will present our fourth quarter and fiscal year 2010 financial results. I will then discuss some of our key initiatives. This will be followed by a question-and-answer session.

Before we begin, I want to emphasize that some of the information discussed in this call, including during the question-and-answer session, may contain forward-looking statements regarding future events and the future financial performance of MakeMusic. We caution you that actual events and results may differ materially from those set forth in such statements. We refer you to our most recent SEC filings and our form 10K for the period ending December 31, 2009 for a discussion of risk factors that could cause our actual

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

results to differ materially from those that we discuss, and also refer you to the forward-looking statements disclosure in the earnings release we issued today.

I will now turn the discussion over to Karen for a discussion of our financial results. Karen?

Karen VanDerBosch:	Thanks Jeff. I will start with a discussion of fourth quarter sales results and then discuss the full fiscal year 2010 results.

For the fourth quarter ended December 31, 2010, our total MakeMusic revenue was $4,842,000 which is a $61,000, or 1.3 percent, increase over the fourth quarter of 2009. Our notation revenue declined $251,000, or 7.8 percent, to $2,978,000 in the fourth quarter of 2010 as a result of weaker sales through our distribution partners. During the fourth quarter of 2009, we had strong sales through our reseller channel and we did not experience this same level in 2010 as a result of lower sell-through in the retail sector.

SmartMusic revenue grew 20.1 percent to $1,864,000 as compared to the fourth quarter of 2009. SmartMusic subscription revenue increased 27.5 percent, while our microphone and other accessory sales increased 5.7 percent. The increase in subscription revenue can be attributed to the increase in subscriptions and the price change that we implemented during the third quarter of 2010, where annual educator subscriptions increased from $130 to $140 and student subscriptions increased from $30 to $36. As of December 31, 2010, we had a total of 162,189 SmartMusic subscribers, an increase of 3,615 during the quarter, and 28,407, or 21.2 percent, for the total year. We also added 19 SmartMusic site licenses in the fourth quarter, for a total of 485 as of December 31, 2010. Additionally, as we reported in our February SmartMusic subscriptions press release today, we ended February with 163,710 subscriptions, or an increase of 559 during the month, and we have a total of 503 SmartMusic site licenses.

On a fiscal year basis, our total revenue through December 2010 was $17,148,000, compared to $16,442,000 in 2009. This represents an overall increase of 4.3 percent. Annual notation revenue declined 3.1 percent, or $348,000, to $10,712,000 in 2010, due to lower distribution sales as

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

mentioned earlier. Our direct notation sales increased in 2010, reflecting the continued shift to how customers are purchasing our software products.

Annual SmartMusic revenue in 2010 was $6,436,000 or an increase of 19.6 percent. Of this, subscription revenue was $4,097,000 and other SmartMusic sales, primarily microphones, training, and freight, was $1,466,000. The SmartMusic revenue increase is primarily due to the 21 percent increase in subscriptions in 2010, and the price change as previously mentioned. Annual gross profit dollars increased $471,000 to $14,315,000 for the 2010 fiscal year, primarily due to our increased revenue. Gross profit margins were approximately consistent at 83 percent in 2010 and 84 percent in 2009.

Next I will discuss operating expenses. Annual development expenses increased 8.7 percent, or $443,000, to $5,524,000 in 2010. This increase can be attributed to web development consulting expenses to support the release of SmartMusic 2011, which included enhanced SmartMusic Gradebook functionality and also strategic consulting expenses for Cooper, an interactive design firm, for our notation products. Annual sales and marketing costs increased by $435,000 to $4,574,000 in 2010. This 10.5 percent increase from 2009 is due to the increase in our educational sales staff from five to seven in 2010 in support of our direct sales expansion. Additionally, we increased our marketing staff from eight to nine in 2010 to strengthen our strategic marketing initiative and company-wide e-commerce activity.

Annual general and administrative expenses were generally flat at $3,741,000 in 2010, and $3,736,000 in 2009. General and administrative costs increased as a result of legal and professional fees relating to the engagement of a national investment banking firm to pursue strategic alternatives, and expenses relating to the departure of our former Chief Executive Officer in the fourth quarter of 2010. These increases were offset by a decrease in consulting expenses and voluntary disclosure sales tax payments in 2009. As a result of the factors just discussed, annual operating expenses increased 6.8 percent, from $12,956,000 in 2009 to $13,839,000 in 2010. Our operating income for 2010 was $476,000 compared to $888,000 in 2009.

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

In 2010, we recorded income tax benefit of $461,000 compared to income tax benefit of $2,494,000 in 2009. As you will recall, in 2009 we determined it was more likely than not that we would realize a portion of our net deferred tax assets relating to our historical net operating losses, and we reduced our valuation allowance by $2,564,000. As of December 31, 2010, our valuation allowance of $5,069,000 remains consistent with what we reported as of December 31, 2009, and we will continue to assess the potential realization of our deferred tax assets in the future. As of December 31, 2010, our federal net operating loss carry-forwards, and research and development credit carry-forwards, which may be used to offset future taxable income are $15,771,000 and $1,164,000 respectively.

For the fourth quarter, our net income was $936,000 in 2010 compared to $3,111,000 in 2009. And for our annual fiscal year 2010 income, we have reported net income of $1,012,000, compared to $3,453,000 a year ago. For the fourth quarter 2010, our basic earnings per share was $0.19 per share, compared to $0.66 in the fourth quarter of 2009, and our 2010 total year basic earnings per share was $0.21 per share and was $0.74 in 2009.

Our cash balance at the end of December 31, 2010 was $11,532,000, compared to $8,943,000 a year ago. This increase of $2,589,000 can be primarily attributed to our EBITDA of approximately $1,562,000, and the $786,000 increase in our deferred revenue, due to the increased SmartMusic subscriber base. Partially offsetting these sources of cash, was our investment in repertoire development for SmartMusic. Our capitalized software development costs in 2010 were $511,000, a reduction from the $570,000 capitalized in 2009. These costs are capitalized by song title and amortized over a five year period.

We intend to file our form 10K for the year ended December 31, 2010 on Friday March 4, and you can refer to this document for further details on our 2010 financial results.

I also want to update our investors on the status of our permanent CEO search. The Board of Directors has engaged Spencer Stewart to conduct the search and the goal is to have the individual in place for our annual strategic planning

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

session with the Board in July, and participate in our annual shareholders meeting in August. As we have previously stated, Jeff Koch remains a candidate for the permanent CEO position.

I will now turn the discussion back to Jeff, who will comment on our notation and SmartMusic results and key initiatives. Jeff.

Jeff Koch:	Thanks Karen. Well, since this is really my first opportunity to address our shareholders as a group since being named Interim CEO in November, I thought it would be beneficial if I started out by sharing some of my thoughts and what I have learned about the Company in that time. As most of you know from our announcement in November, the Board decided to make a leadership change after concluding that the Company should remain independent. At that time, we also announced that we were in the process of a strategic repositioning in that we were initiating investment plans to enhance our competitive position and to accelerate our long term growth. I will have more say on that in a few minutes.

But first, I would like to discuss some changes that we have made organizationally that will help us to build the foundation for our efforts going forward. In addition to my role at the Company, we also made some changes to our development organization and to our sales department. With the departure of our Chief Technology Officer in December, we took the opportunity to take a step back and review our entire developmental organization structure. In so doing, we concluded that our most pressing need was not to immediately fill the position of CTO, but instead to put someone in charge of the day-to-day operations of the entire engineering department. This is done to ensure that our short term and long-term development objectives are being met in a high quality and timely fashion. Fortunately, we had an outstanding candidate to fill that role internally, and we recently named Beth Sorenson to the new role of Vice President of Engineering. Beth formerly held the position of Notation Product Manager, and the Notation Engineering department also reported in to Beth in that role. Both our Notation and SmartMusic development teams now report in to Beth as the Vice President of Engineering.

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

We also had a change in our sales organization. Chris Boyer was named Education Sales Director and joined us at the beginning of February to lead our sales efforts going forward. Chris has over 22 years of sales and sales leadership experience, and is joining the Company at a crucial time in the expansion of our direct sales force as we go from six to twelve territories. We are currently in the process of recruiting additional sales people, and we hope to have this initiative completed within the next two months.

With that being said, I’d like to spend some time talking about some of our strategic initiatives going forward to enhance our competitive positioning and to accelerate our long term growth. I need to emphasize two important points here. First, we believe that there’s an opportunity for MakeMusic to both take market share and to potentially expand the overall size the market for our products. Second, we are still in the process of developing what will be a long term strategy which is very likely to require additional investment on our part to be successful. Our goal is to leverage our core competencies in technologies more than we have in the past, and to create more flexibility in our business models in order to improve our ability to monetize the platforms we have built. This will undoubtedly have some challenges. However, we do have significant resources to deploy that give us confidence in our ability to execute. These include strategic relationships with key industry players, capital, talent and leadership within the organization, and a dedicated and supportive Board of Directors.

You are probably wondering how all of this translates into some of our key initiatives in the near term. Let’s start with our notation business. First, we will make Finale available as a download for the first time this year with the release of Finale 2012. We have seen some weakness in our domestic reseller channel which has been offset by strength in our direct sales of notation products. Our other notation products have been, and are, currently available as downloads, and we believe the addition of Finale as a download will enhance our direct sales results going forward. In addition, in the fourth quarter of 2010 we engaged Cooper, an interactive design and strategic consulting company, to assist us in evaluating the potential to expand our reach outside of the market that we traditionally served. As a result of this

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

work, we are currently evaluating additional investments for our notation business.

Moving on to SmartMusic. I mentioned earlier that we are making a significant investment in our direct sales force, taking it from the equivalent 3.5 salespeople in 2010 to 12 in 2011. We believe that we have validated the direct sales approach with the success of the SmartMusic site license program, and that the additional sales efforts should lead to an increase in our growth rate above that which we experienced in 2010. In addition to all of the great features and benefits of the SmartMusic and Gradebook applications, one of the strategic assets of SmartMusic is the platform that we have created. SmartMusic really serves as a technology enabled, digital pipeline between our subscribers on one side, and music content providers that desire access to our large and growing user base on the other. We are currently evaluating additional investments in SmartMusic development that are focused on increasing our business model flexibility in order to find additional ways to leverage and monetize this strategic asset. More information will be available on future investor calls regarding these initiatives.

This concludes our formal remarks and we will now open the conference for questions.

Operator:	At this time to ask a question, press star, then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from a J.D. Poppel.

Harvey Poppel:	Hello. I think they got the name wrong. Harvey Poppel here. Jeff?

Jeff Koch:	Hi Harvey.

Harvey Poppel:	How you doing?

Jeff Koch:	Great, how are you?

Harvey Poppel:	OK. Good. I appreciate the continued growth in the SmartMusic business and solid, record levels on all of your metrics. On the sales force going from, I think you said 3.5 to 12, where are you in that process right now?

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

Jeff Koch:	We have six full time sales people right now and as of next week, Monday, we will have eight. We have three others that are in the second round or later in the process of our interview process. So, we will be at eight, with four to go and three looking pretty good, but not fully through the process yet.

Harvey Poppel:	OK. And has your assumptions about the productivity of each sales person been validated in terms of their learning curves and getting up to speed and their productivity?

Jeff Koch:	Well, we just hired, as I said before, a new Sales Director, Chris Boyer. He started at the beginning of February and he has already made a difference in terms of what we are doing operationally with the sales team. Including designing an even better training program than we had in the past. And we were going to put our first new hires through that process starting next week. But what we have seen with the people that we have brought on at the end of last year, is their first month or so is really a training month. After that there is probably another month or so of basically getting up to speed and going out in your territory and frankly getting your nose bloody a little bit as you get to know how to make the sale. But I think that two month transition to be a fully functioning salesperson and able to have a realistic shot at hitting your quotas, is about right as far as we have seen so far.

Harvey Poppel:	OK. And is there, to the extent that businesses is very seasonal, is there really enough to keep the sales force busy year round?

Jeff Koch:	Yes, there is. Right now is a great time for us to be talking to teachers because the budgeting process at schools, if there are funds that are left over, they will be spent around the June time frame and then they will be working off a new budget in July. And we do, as part of the sales process here, have to get people into the site license program and it takes a little bit of hand holding along the way and to get people ready for that back to school process, we really have to start that now. We can’t really wait until July or August time frame when it is harder to get a hold of people.

The other thing is that we do have our sales people selling Finale site licenses. In the college market, they don’t tend to go away as much in the summertime

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

as they do in the K-12 schools. So, they can turn some of their attention to that in the summer months but there is a lot of prospecting for us to do. What we have done as a sales force so far is we have gone after the low hanging fruit. People that are already using SmartMusic but perhaps only have 40 or 50 students and we try to convince them to spread it out to all of their students to use at home. Get them to the minimum of 100 students that it takes to be in a site license. And so with that conversion process plus prospecting, there is plenty for the sales people to do in this time frame.

Harvey Poppel:	OK. Shifting gears to the work that Cooper has been doing. When you talk about expanding reach— what are some of the things that have been or are being looked at? It is not clear to me what direction you trying to take that.

Jeff Koch:	Yes, and it is a little bit vague. We do have the completed work project from Cooper. But we have not finished evaluating what that means for MakeMusic as a business in terms of how we are going to attack the opportunity set that we think might exist. So I am going to reserve some comments for a later date when we can give you more information on that. However, as you might imagine, we are looking at additional products within that market that could sit alongside of our existing notation product lineup.

Harvey Poppel:	And by when do you think you would have something to share with the shareholders?

Jeff Koch:	I hope to have more information if I can’t give you a detailed plan or road map, on the next call, I hope to have more information to share with you at that point in time that will begin to crystallize this a little bit more.

Harvey Poppel:	OK. Is there any sense of where you might come out this year in terms of revenues and profits relative to last year? Do you see any growth overall in the business?

Karen VanDerBosch:	As in the past, Harvey, we don’t provide guidance on projections. So we will not be commenting on what we have expectations on for 2011.

Harvey Poppel:	OK, thank you very much.

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

Karen VanDerBosch:	Yes.

Jeff Koch:	Thanks Harvey.

Operator:	Your next question comes from Charlie Pine.

Charlie Pine:	Good afternoon.

Jeff Koch:	Hi Charlie.

Karen VanDerBosch:	Hi Charlie.

Charlie Pine:	I have a series of questions for you. I guess the first one would be, talk for a minute about — you didn’t put a press release out on the hire of your new Sales Director. Give us a little bit more on his background please.

Jeff Koch:	OK. Again, his name is Chris Boyer. He has over 22 years of experience in sales and sales leadership. He’s most recently with Varitronics, selling into the education space. He is a very disciplined leader. One of the things that we really like about him is he really uses the CRM process to hold salespeople accountable and to really dial in the forecast for us to be able to look at a forecast and have some reliability behind it. He has basically utilized many different sales techniques and he’s a good coach and mentor for the people that he’s hiring. So, we’re really excited about it and it’s really been a great first month so far.

Charlie Pine:	Let’s go back — backtrack to the changes in the development area. You said that the CTO left the business in December. You are not — why aren’t’ — I’m just curious — you’re not going to — temporarily you’ve decided not to hire a new CEO, or excuse me CTO, or is this going to be permanent?

Jeff Koch:	No, I wouldn’t call it permanent.

Charlie Pine:	If you could just get away without having one, or —?

Jeff Koch:	Well, as I said in my opening remarks, we took a step back and we said what does the organization really need? And the CTO role can mean a lot of different things depending on the organization that you are talking about.

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

Some CTO’s are really outward looking, external faces of the Company that are really the technological visionaries and they are looking two or three years out into the future. In some organizations, the CTO role may be more like what we have now in the Vice President of Engineering, which has some of that forward-looking, visionary outlook. But also has to deal with the organizational impact of getting the software out the door and making sure that the development occurs in a high quality fashion and on time. What we needed right away with that role was the Vice President of Engineering. We needed somebody where we could have the whole development team report into them to solidify, not only in our notation release process, but also our SmartMusic development process. Prior to that, we had product managers that the development teams reported into, and we thought it was a better structure to have a Vice President of Engineering. Beth Sorenson has an engineering background. She was in notation engineering, ran the notation engineering department, and even in her product manager role did that. She is a great promotion into the Vice President of Engineering spot.

We do not have an active search going for a Chief Technology Officer at this particular time. But that doesn’t mean that we might not do that. We just do not have it going right now. We had more pressing needs to take care of first and we did that.

Charlie Pine:	Speaking of the development efforts, are you going to be able to get your products out on time this year?

Jeff Koch:	That is the plan. I mean that with...

Charlie Pine:	Well, that was the plan last year also.

Jeff Koch:	Yes. And that is why I said, I mean that with an underline, that’s the plan, period.

Karen VanDerBosch:	And that is one of the reasons for the organizational changes, too, in naming Beth as the VP of Engineering over both notation and SmartMusic. She has developed that discipline on the notation products where she has had the responsibility for a number of years. We feel that is needed also in the SmartMusic side.

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

Charlie Pine:	So, a lot of the wholesale changes that were made to the software with SmartMusic, I gather, are not going to be as dramatic but it sound like there is going to be quite a few changes that you are going to be doing to Finale this year, and usually it is Finale that comes first. So I am curious about how that works in the queue and if that is going to affect the timetable at all?

Jeff Koch:	I just want to make sure that expectations are correct. The release cycle for Finale this year will be very similar to years past because the work we have done with Cooper really is not going to impact Finale in this release cycle. The changes that will be done to Finale will be very similar to what we have done in the past. New feature set, trying to sell an upgrade cycle. In terms of the timing, we do have Finale being released before SmartMusic and that is to incorporate the Finale notation engine within SmartMusic for the SmartMusic release.

Charlie Pine:	All right. Along the lines of what you were referring to as far as investments into notation, is there some dollar amount that you folks have in mind?

Jeff Koch:	No not at this time Charlie. We really don’t. We don’t have our plans finalized yet, and so it will be premature to discuss dollar amounts timed with that.

Charlie Pine:	All right.

Jeff Koch:	And again, I hope to be able to give you more information at our next call.

Charlie Pine:	All right. I have also noticed recently in the last couple subscription reports that the rate of growth is starting to tail off in SmartMusic versus what the rate was last year at this time. Since you got the product out even though it was somewhat late, it is going through at a slower pace the last couple months than it was last year at this time, even though this is supposed to be a new and improved version. What do you attribute that to?

Jeff Koch:	Well I think part of it is that we are in a slower part of the year. And so, a few big site license purchases can skew one year to the next, really. So that’s part of it. But there’s no doubt that it is slower than we had hoped for and anticipated. I think one of the things that is going to help in that regard is

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

having the new sales director on our staff to lead our sales organization. And the fact that the sales people that are here now are covering much larger territories than they will be covering once we get all of the additional hires made, and I think the focus that they will get from having a smaller territory, will really help with respect to adding subscriptions going forward. I think that it is a slow time of year and we could have accounts that come in or out of the mix that can skew to make it slower or faster than the year before. But no doubt, over the past four or five months, you have seen slower growth than in years past.

Charlie Pine:	Regarding the sales people. What are you looking at right now as far as your all-in yearly cost per salesperson?

Jeff Koch:	We have two levels of sales people. We have account managers and we have senior account managers. They both have different base salaries, different quotas, and slightly different commission structures on the upside. What I mean by that, is there are commission accelerators once you hit quota and it accelerates more for senior sales people because of the fact they have higher quotas. The base salaries range between $40,000 and $50,000. And all-in, the fixed portion of their compensation is somewhere 45 percent and 50 percent.

Charlie Pine:	OK.

Operator:	Your next question comes from Tom Kangas.

Tom Kangas:	Thank you. As a long time follower of this Company, I’m just curious what musical instruments do you play. Mr. Koch? And what musical instruments does your new Sales Director play?

Jeff Koch:	I don’t currently play a musical instrument. I played piano and trumpet growing up. But I don’t currently play one now. Our new sales director played the guitar and he was in a band growing up, and he still plays it now.

Tom Kangas:	What connections does your new Sales Director have out in the field as far as the music industry?

Jeff Koch:	What connections does he have in the music industry?

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

Tom Kangas:	Right.

Jeff Koch:	He does not have significant connections in the music industry, and we did not hire him to have significant connections in the music industry. He does have connections in the education market. He also primarily is not a producing salesperson. He is in charge of leading the entire sales group. His role is really one more of mentor, coach and facilitator than it is of being out in the field and trying to stir up new leads.

Tom Kangas:	When you say his experience is in the education industry, what does that entail?

Jeff Koch:	He was sales manager for Varitronics, which sold p into the K-12 education field. Into the schools.

Tom Kangas:	Books?

Jeff Koch:	No, they were recognition products. It was a series of products that teachers would use to recognize awards and achievements and things like that.

Tom Kangas:	Oh. You know, I am just totally disgusted with you and your new salesperson. You let a man, a veteran of over 30 years in the industry, leave the Company. Ron Raup was a respected man in the entire music industry. He knew what he was doing. And you had the audacity to — let him go. That is just horrible for all of us shareholders. And you, sir, have no experience whatsoever except you talk a good game, but you don’t even know the industry. I’m really disappointed.

Jeff Koch:	OK, well I appreciate your insight.

Tom Kangas:	You got it, man.

Operator:	Your next question comes from Jonathan Lewis.

Jonathon Lewis:	Hi guys, for a change of pace, I have an actual question. Love the SmartMusic growth that you are seeing. I think everybody is noticing that we are sort of replacing the higher margin Finale income with some lower margin

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

SmartMusic income, as well as some higher SG&A. Can you help share your thinking, maybe, on the point where the expenses will stop outpacing the growth, and whether you have a target inflection point in mind? Or how you think about that?

Jeff Koch:	Well, what I said at the beginning of this call, was that we were considering additional investments in accelerating our growth rate and to try to take market share. The expense rate probably in the near term will continue to be higher than the growth rate in revenues. That is really because we need to make these investments to really take advantage of the opportunities that are in front of us.

So, near term, I would say that that is going to continue. It is with the goal, obviously, of increasing revenues dramatically which could at some point where we will not have to continue to make those investments. And that should roll through to the operating line then.

Jonathon Lewis:	Right. Right. Of course. I do appreciate the platform strategy that you are looking at there. I can see a lot of potential as well. Can you share with us, when you say near term, are you thinking five years? One year? Ten years?

Jeff Koch:	Well, I think it varies depending on what we are talking about. We have things that we are going to do within the next year and a half on the SmartMusic side, that hopefully will have a near term impact, meaning in the next one-and-a-half to three years. On the notation side, it is a bit uncertain at this point because we have not finalized our plans. But it could be any of the above. It could be one year to five year type horizon. But I can’t really comment on it specifically because we have not finalized our plans.

Operator:	You have a follow up question from Harvey Poppel.

Harvey Poppel:	Yes, Jeff, I would just like to comment from a shareholder’s perspective. And I don’t know any of the personalities involved, but it is pretty clear that the previous CEO was not doing the job in terms of shareholder rewards and returns. And I don’t know anything, again, about the individuals or the personalities. But, it certainly, from an outside perspective, looked like it was time for a change. And it seems that, with your arrival, we have some fresh

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

ideas at least on the table at this point in terms of increasing the sales force and some, perhaps, additional avenues of growth. So, it is not a question. Just a statement from a guy who owns a chunk of stock. Thanks.

Jeff Koch:	Thank you Harvey.

Operator:	Your next question comes from Adib Matiwala.

Adib Matiwala:	Hi Jeff. Hi Karen. I’m an investor. My question is, I am looking at this Company and I am a software engineer by profession, and I have a financial background as well. I see that the Company right now is valued at about $25 million in the market and you have $11.5 million in cash. The cash the entire business is claiming for is about $14 million to $15 million and we have a pretty light CapEx model. We produce about $2.5 million to $3 million in free cash flow every year, at least for the last two years. That is a three percent yield. You know, $1 million over $15 million. You mentioned the investments that you want to make in the two lines of software businesses that we have, but I was wondering why don’t we force the market to revalue the business? It is clearly under-valued and we produce tons of free cash flow. Why not consider a large one time dividend, or if not, maybe a good regular dividend? Because you will still be able to fund the growth. You have enough cash on the balance sheet. You also have good free cash flow which is pretty steady. You could take 10 percent, 20 percent, 30 percent of the free cash flow and have a good dividend yield, and that will force the market to revalue the shares. So, what are your thoughts on that?

Jeff Koch:	I appreciate the question because I know there are other shareholders who have asked the same question and probably still think about the question. It is a Board level decision in terms of what we do with the cash on the balance sheet. One of the things that I think that the Board is determining right now is just what we have talked about, how much investment are we really talking about in the new initiatives that we have discussed. Not knowing exactly how we are going to plan that out and what that is going to entail, I think the Board is a little reluctant to pull the trigger on a dividend. However, I know it has been considered and I know that it will continue to be considered as part of a menu of alternatives that the Company needs to consider. So, we don’t have

MakeMusic Inc
Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
Confirmation # 43234188

any plans at this time, but it’s something that the Board always has to consider.

Adib Matiwala:	I just went back over the years and I saw about 2002, 2003, you had $1.5 million in cash, and now you’ve added $10 million more in eight years. So, it is just going to keep piling up. At some point, I think it makes sense to evaluate all of those objectives and even if it is a small, regular dividend it make senses for value to grow over time in the business. That is certainly a good idea. I think that is what it seems to me.

Jeff Koch:	Thank you. I also appreciate your insight as to the valuation of the Company too at $11.5 million in cash and $25 million market cap.

Adib Matiwala:	Can you provide some information on the buybacks? I know a large buyback was announced. And, I’m not sure, I think the shares outstanding probably increased. So, were there any shares repurchased? And what are the plans?

Karen VanDerBosch:	Absolutely, we can report on that. We did announce a stock repurchase plan as we had previously commented and did enter into a 10b5-1 plan. As of the end of December 2010, we had not made any repurchases under the plan. Any repurchases in the first quarter we will report on when we release our first quarter numbers.

Adib Matiwala:	OK. And final question. What kind of features are you planning to add to SmartMusic? I know you did a rewrite of the Gradebook last year and a lot of user interface changes. I think, initially some of the users had, I guess, issues adjusting to it. So, two-part question. What additional features are you planning to add? Is it going to be at similar scale of development as last year? And, secondly, what is the current feedback you are getting from the users both the students, and the teachers in terms of the new interface for SmartMusic and Gradebook.

Jeff Koch:	Well, I can’t disclose particular new features at this time, but I can comment on the scale and the scope of what we are doing. The scale and scope of what we are doing is not comparable to what it was last year. It is much reduced. We did a complete rewrite of the user interface and we have gotten great reviews from people that really enjoy the way it works. I think there were

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Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
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initially some issues related to the performance. But we have pretty much put those behind us and the reviews in terms of the product are very strong.

Adib Matiwala:	OK. Those are all the questions I have. Thank you for answering them.

Karen VanDerBosch:	Thank you.

Jeff Koch:	Thank you.

Operator:	You have a follow up question from Charlie Pine.

Charlie Pine:	Hi. Two quick follow ups. First one would be, what do you anticipate that the avenue you are looking at as far as where you will be putting most of these new dollars — into the notation family, or into SmartMusic?

Jeff Koch:	I’m sorry, it is frustrating because we can’t really comment on it. Until our plans are completely finalized it would just be speculating on what might be finalized. I am going to have to pass on that and hopefully, on the next call I will have more information.

Charlie Pine:	All right. Well, lastly, this is more in the form of comment than a question. But, as someone who has been a shareholder and representative of a lot of shareholders for some time, it has been pretty apparent for most of us who follow the Company, that there has been a bit of a revolving door, to say the least, in the CEO suite. Depending upon how things work out with the search, there could be basically five CEOs at this Company in the space of roughly five years. And, to say the least, that’s a rather ridiculous situation. It points to no continuity, and I think it also points to a rather dysfunctional Board. I believe that it’s kind of incumbent upon the Board at this point having closely looked at past proxies and filings, that there has been really no direct market purchases by any officers or any Board members, excepting you (Jeff Koch). I think it is time the people that are on the Board of this Company, and I hope they are listening to this phone call by the way, I think it is time that these individuals become economic stakeholders and not absentee landlords. And that having doing so, will I think very much focus their mind and energies onto the long term growth in shareholder value because it will put us all on the same bus. So, the window is still open for these people. I know that the

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Moderator: Jeff Koch
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window will probably still be open for another week or two before it closes before the end of Q1. I hope at this point that all the other directors and officers finally decide to do something on the open market and really begin to eat their own cooking. That is all I had to say about it.

Jeff Koch:	Charlie, I will just comment on the CEO portion of that. I think it is clear that the reason that I am here as interim CEO, is because I did spend four years as the Chairman of the Board. That did give me some continuity. I knew a lot of the people here. I knew the business fairly well before I took the job. And so I think that the Board looked to that as being some continuity, as a bridge — whether it ends up being me or someone else in the permanent CEO role.

Karen VanDerBosch:	Additionally, Charlie, the reason the Board is engaging Spencer Stewart, is because there has been a revolving door. The last three CEO positions have been internal people within the Company, and they wanted to do the due diligence of finding the best long term fit for this Company. They are taking this approach, and we have the benefit of Jeff being able to step in on an interim basis, to allow time to conduct to that search with Jeff being considered.

I want to comment a little too, on your purchasing of stock comment. As you know, last year we had engaged an investment banker to look at selling the Company and during that process we obviously could not purchase any shares during that time. You are correct, with this release, the period opens again on Friday. But last year, we were somewhat restricted based on events that the Company was undertaking.

Charlie Pine:	Well, I don’t think anybody was restricted in 2009 or in 2008 or 2007. So, the history and the track record is that this has been over-bloated Board up until recently. You had nine people on it, which for the size of this Company, is excessive. There has been no real stakeholders or actual personal ownership by anybody of the stock on the Board except for Jeff Koch. And I think that is something that is needed. A change is needed, and I think if you are going to sit on the Board of this Company, I think you need to have a financial oar in the water or else find a new Board to sit on.

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Karen VanDerBosch:	We will make sure all the Board members get this message, Charlie.

Charlie Pine:	Thank you. I appreciate that. Good luck and I hope we start to see some faster and more rapid growth in the business.

Jeff Koch:	Thanks Charlie.

Operator:	Your next question comes from Michael Rossides.

Michael Rossides:	Hi. I just wanted to second Mr. Pine’s comment. I think that Board members should own a personal stake and I’m very encouraged that Mr. Koch has a large personal stake himself. I guess it is fortunate the Company has a person with the high IQ and personal involvement in the field and I hope he stays. But that’s not my question.

I didn’t hear, and I apologize if someone’s asked the question. What are the major competitive threats from the internet towards this software; both notation and SmartMusic? Is it something where someone in their garage can create a competitor and price it at $0.50 a month? Are we in that type of possible situation or is there some very substantial barrier to end entry? That is my only question.

Jeff Koch:	Thanks Mike. I can take that question and I’ll break it down into two components.

First, I will start with SmartMusic. It really refers to our core competencies and how easy those are to replicate. I think that you will see it is not easy for a true start up to enter the market and pose a real serious threat to us in the near term. Not that it couldn’t be done over a longer period of time. Some of the things that make a barrier to entry are that we have a teacher and student recommended content library that we have 20 years of development into, and it is really the world’s largest library for use of content the way SmartMusic uses it. We have the best assessment technology for woodwind, brass, strings, and percussion. It is really the most accurate assessment out there, which is, in the way we sell our product to music directors that are very demanding on that front, a key aspect of SmartMusic.

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Moderator: Jeff Koch
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Also, I talked about the platform that we have. It is really an e-learning platform. It does both formative and summative assessment, which means that it has ongoing assessment as well as a point in time assessment. It delivers sequential curriculum of material and it essentially provides a virtual portfolio for students. Somebody would have to develop that and the curriculum, content and assessment that goes with it. We also have integrated practice tools and a following feature for advanced content. So the music follows the pace of the player for tempo changes. Those, all together as a package, represent a pretty high barrier to entry for a new startup to seriously damage the market. Longer term that could be done.

With notation, I think there is constantly been new entrants into the notation market. Typically they tend to enter the market in terms of a feature set, below what we have in Finale. Finale is a really dominant leader in the category. It is used by most of the high end users of notation — people that engrave, or compose, for a living. We really have a great following in that market. But we also have an institutional knowledge of the concept of notation, which sounds a little fuzzy, but really it is important in terms of the way we deliver notation technology to the market. In our strong and established customer base and satisfied customer base, it is a key barrier there too.

So, for somebody to come in and to make a significant run at Finale in the near term, would be difficult starting from scratch. Not that they can’t start to carve away the market — that could happen. But there are significant barriers to really take on Finale head on.

Michael Rossides:	OK, well thanks very much. Sounds like you have your competitive mode there. Continued good luck and thanks for your time.

Jeff Koch:	Thanks Mike.

Operator:	You have a follow up question from Adib Matiwala.

Adib Matiwala:	Hi Jeff. This is Adib again. Couple of questions. I was looking at the expenses on the R&D over the last five years. It is about 30 percent and it kind of increased over the four years. I thought that was the result of heavy spending because of the investments being made in SmartMusic. With the stability now,

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Moderator: Jeff Koch
03-02-11/3:30 p.m. CT
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how do you see that going forward? Is that going to be still about 30 percent of sales or is it reduced as the sales increase with the subscription growth and maybe lesser investments? How should we think about that?

Jeff Koch:	I would say on a steady-state basis, if we took away the possibility that we were going to make investments for accelerating future growth, I would expect to see that fall as a percentage sales. However, we are evaluating additional investments to accelerate our growth profile, and frankly to give us some more flexibility in our business model, so we can monetize that platform more than we have to date. Not that we haven’t, because we have a great subscription business there that it could be steady or go higher depending on how big those investments are. And again, I apologize, but we are in the evaluation stage of those investments and I am not really ready to comment on the cost of those.

Adib Matiwala:	OK. All right. Thanks.

Operator:	There are no further questions in the queue.

Jeff Koch:	OK. Well thanks everybody and appreciate your time on this call and the great questions and looking forward to speaking with you again soon.

Operator:	This concludes today’s conference call. You may now disconnect. Presenters, please hold.
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